Press Release


                         FedFirst Financial Corporation
                     Announces Second Quarter 2006 Earnings

      MONESSEN, PA--July 31, 2006-- FedFirst Financial Corporation (NASDAQ
Capital: FFCO; the "Company"), the parent company of First Federal Savings Bank, today announced net income of $150,000 for the quarter ended June 30, 2006 compared to net income of $293,000 for the quarter ended June 30, 2005. Net income for the six months ended June 30, 2006 was $388,000 compared to net income of $519,000 for the six months ended June 30, 2005. Basic and diluted earnings per share were $0.02 and $0.05 for the quarters ended June 30, 2006 and 2005, respectively. Basic and diluted earnings per share for the six months ended June 30, 2006 was $0.06. Earnings per share data for the six months ended June 30, 2005 is not presented since the Company was wholly owned by FedFirst Financial MHC prior to the completion of the initial public offering on April 6, 2005.

Second Quarter Earnings
-----------------------

      Net interest income decreased $96,000, or 5.7%, to $1.6 million for the quarter ended June 30, 2006 from $1.7 million for the same period last year. Net interest spread and net interest margin were 2.02% and 2.52%, respectively, for the quarter ended June 30, 2006 compared to 2.06% and 2.48%, respectively, for the quarter ended June 30, 2005. Interest income decreased $37,000, primarily as a result of the paydowns on investment securities. Interest expense increased $59,000 due to an increase in the cost of funds from promotional specials offered on certificates of deposit and replacement of maturing lower cost FHLB advances during the first and second quarters of 2006.

      Noninterest income increased $15,000 to $542,000 for the quarter ended June 30, 2006 compared to the same period in 2005. The increase was primarily attributable to a gain of $26,000 on the sale of a majority of the student loan portfolio as well as a gain of $22,000 on the sale of real estate owned. These gains were partially offset by a decrease of $32,000 in insurance commission income.

      Noninterest expense increased to $1.9 million for the quarter ended June 30, 2006 compared to $1.8 million for the same period in 2005. The increase was primarily a result of additional expenses associated with operating as a public company as well as expenses related to the preparation for the opening of our new branch in Peters Township. The new branch opened on July 6, 2006.

Year to Date Earnings
---------------------

      Net interest income totaled $3.1 million for the six months ended June 30, 2006 and 2005, respectively. Net interest spread and net interest margin were 1.98% and 2.45%, respectively for the six months ended June 30, 2006 compared to 2.01% and 2.33%, respectively for the six months ended June 30, 2005.

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      Noninterest income increased to $1.3 million for the six months ended
June 30, 2006 compared to $1.2 million for the same period in 2005. The increase was primarily due to gains of $33,000 on the sale of real estate owned and $26,000 from the sale of a majority of the student loan portfolio. The increase was also attributable to an overall increase of approximately $28,000 in insurance commission income.

      Noninterest expense increased to $3.7 million for the six months ended June 30, 2006 compared to $3.5 million for the same period in 2005. As noted above in the quarterly results, the increase was a result of additional expenses associated with operating as a public company as well as expenses related to the preparation for the opening of the new branch in Peters Township.

Financial Condition
-------------------

      Total assets were $267.8 million at June 30, 2006 compared to $276.1 million at December 31, 2005. The decline in total assets was primarily from the paydown of securities and the sale of $1.2 million of student loans. The funds from the paydown of securities in conjunction with the deposits generated were utilized in part to reduce maturing FHLB advances during the period. The deposit growth of $6.4 million from year end was focused in short term certificates of deposit and was due in part to a continuation of a dedicated sales culture to improve existing and create new relationships.
Mr. Robinson, President and Chief Executive Officer of the Company, stated, "We remain encouraged by our ability to generate deposits within our existing branch network and are very excited about the opportunity to show the Peters Township community what it means to do business with First Federal".

      FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating eight full-service branch locations in southwestern Pennsylvania. First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary. Financial highlights of the Company are attached.

                                  * * * * *

      Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates and our ability to control costs and expenses and other factors that may be described in the Company's annual report on Form 10-KSB as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

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                         FEDFIRST FINANCIAL CORPORATION
                   SELECTED FINANCIAL INFORMATION (Unaudited)

(In thousands, except share and per share data)

                                        June 30,     December 31,
                                          2006          2005
                                      ----------     ----------

Selected Financial Condition Data:
----------------------------------
Total assets                          $ 267,751      $  276,071
Cash and cash equivalents                 5,949           6,332
Securities available-for-sale            68,844          77,947
Loans receivable, net                   172,536         171,162
Deposits                                131,300         124,897
Federal Home Loan Bank advances          87,648         102,404
Equity                                   45,251          45,295

                                        Three Months Ended           Six Months Ended
                                             June 30,                    June 30,
                                        2006         2005           2006         2005
                                      ----------   ----------     ----------   ----------
Selected Operations Data:
-------------------------
Total interest income                 $   3,400    $   3,437      $   6,722    $    6,605
Total interest expense                    1,803        1,744          3,586         3,505
                                      ----------   ----------     ----------   ----------

Net interest income                       1,597        1,693          3,136         3,100
Provision for loan losses                    20           25             40            25
                                      ----------   ----------     ----------   ----------

Net interest income after provision
  for loan losses                         1,577        1,668          3,096         3,075
Noninterest income                          542          527          1,267         1,187
Noninterest expense                       1,908        1,809          3,740         3,544
Minority interest in net income of
  consolidated  subsidiary                    6           11             37            39
                                      ----------   ----------     ----------   ----------

Income before income taxes                  205          375            586           679
Income tax                                   55           82            198           160
                                      ----------   ----------     ----------   ----------

Net income                            $     150    $     293      $     388    $      519
                                      ==========   ==========     ==========   ==========

Earnings per share -
  basic and diluted                   $    0.02    $    0.05      $    0.06           N/A
Weighted average shares
  outstanding - basic and diluted     6,377,051    5,937,082      6,374,891           N/A


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

                                          Three Months Ended            Six Months Ended
                                              June 30,                     June 30,
                                         2006          2005              2006          2005
                                      ----------     ----------     ----------    ----------
Selected Financial Ratios(1):
-----------------------------
Return on average assets                  0.22 %        0.41 %          0.29 %        0.37 %
Return on average equity                  1.32          2.67            1.71          3.22
Average interest-earning assets to
  average interest-bearing liabilities  117.43        116.46          116.99        111.98
Average equity to average assets         16.94         15.28           16.76         11.45
Interest rate spread                      2.02          2.06            1.98          2.01
Net interest margin                       2.52 %        2.48 %          2.45 %        2.33 %



                                                      Period ended
                                                 June 30,     December 31,
                                                  2006            2005
                                                ----------    ------------

Allowance for loan losses to total loans          0.48 %          0.46 %
Allowance for loan losses to nonperforming
  loans                                         124.26          295.20
Nonperforming loans to total loans                0.38 %          0.16 %

(1) Three and six months ended ratios are calculated on an annualized basis.

NOTE:
Certain items previously reported may have been reclassified to conform with the current reporting period's format.


Contact:

FedFirst Financial Corporation
John G. Robinson, 724-684-6800